Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2007, except for the effects of the discontinued operations of Prudential Equity Group as described in Note 3, as to which the date is October 4, 2007, relating to the consolidated financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Prudential Financial, Inc., which appears in Prudential Financial, Inc.’s Current Report on Form 8-K dated October 4, 2007.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

New York, New York

October 9, 2007